Exhibit 99.2

IEC ELECTRONICS CORP - CONSOLIDATED
BALANCE SHEET
MAR 27, 2009 AND SEP 30, 2008
(In Thousands)

	MAR 27, 2009	SEP 30, 2008
ASSETS

CURRENT ASSETS
Cash	0	0
Accounts Receivable	9,771	10,345
Inventories	7,364	6,230
Deferred Income Taxes	1,908	1,908
Other Current Assets	162	61
Total Current Assets	19,205	18,544

NET FIXED ASSETS	1,122	853

NON-CURRENT ASSETS
Deferred Income Taxes	14,042	14,727
Other Non-Current Assets	54	60
TOTAL ASSETS	34,423	34,184

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short Term Borrowings	1,072	1,098
Accounts Payable	6,163	6,125
Accrued Payroll and Related Taxes	611	808
Other Accrued Expenses	483	603
Other Current Liabilities	708	664
Total Current Liabilities	9,037	9,298

LONG TERM DEBT	7,148	8,910
TOTAL LIABILITIES	16,185	18,208

SHAREHOLDER'S EQUITY
Authorized - 50,000,000 shares
Issued – 9,514,049, Outstanding – 8,501,176
Common stock, par value $.01 per share	95	93
Treasury Shares at Cost - 1,012,873 shares	(1,413)	(223)
Additional Paid-in Capital	40,423	40,124
Retained Earnings	(20,867)	(24,018)
TOTAL SHAREHOLDER’S EQUITY	18,238	15,976

TOTAL LIABILITIES & EQUITY	34,423	34,184

IEC ELECTRONICS CORP - CONSOLIDATED
STATEMENT OF INCOME
FOR QUARTER END & YTD MAR 27, 2009 AND MAR 28, 2008
(In Thousands)

	ACTUAL	PRIOR	ACTUAL	PRIOR
	QUARTER	QUARTER	YTD	YTD
	MAR 27, 2009	MAR 28, 2008	MAR 27, 2009	MAR 28, 2008

Sales	16,335	11,940	32,192	23,100
Cost of Sales	13,728	10,557	27,351	20,571
Gross Profit	2,607	1,383	4,841	2,529
Less: Operating Expenses
Selling & G&A	1,464	998	2,751	1,752
Restructuring	0	0	0	0
Total Operating Expenses	1,464	998	2,751	1,752

Operating Profit	1,143	385	2,090	777

Interest and Financing Expense	91	84	215	176
(Gain)/Loss on Disposal of Fixed Assets	(5)	(2)	(5)	(2)
Other Expense/(Income)	(61)	0	(61)	0
Net Income before Income Taxes	1,118	303	1,941	603

Provision for /(benefit from)Income Tax	(1,501)	(370)	(1,209)	(490)

Net Income	2,619	673	3,150	1,093